Exhibit 10.3

CONVERSIONPOINT HOLDINGS, INC.

2018 OMNIBUS INCENTIVE PLAN

Nonqualified Stock Option Agreement

No. of shares subject to

Nonqualified Stock Option: __________

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of the ___ day of _____, _______, between ConversionPoint Holdings, Inc., a Delaware corporation (the “Company”), and ____________________ (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2018 Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Grant of Option. Pursuant to the Plan, the Company, on __________, _____ (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the right and option to purchase from the Company all or any part of an aggregate of ________ shares of the Common Stock of the Company, at the price of $______ per share (which is not less than the Fair Market Value of a share of Common Stock on the Date of Grant). This Option is intended to be treated as a nonqualified stock option, which is not subject to Code Section 422. This Option is exercisable as hereinafter provided.

2.           Terms and Conditions. This Option is subject to the following terms and conditions:

(a)          Expiration Date. This Option shall expire at 11:59 p.m. on ________, ______ (the “Expiration Date”) or such earlier time as set forth in Sections 3, 4, 5 or 6. In no event shall the Expiration Date be later than 10 years from the Date of Grant.

(b)          Vesting of Option.

(i)        In General. Except as otherwise provided below, this Option shall become exercisable with respect to ______ percent (____%) of the shares of Common Stock subject to the Option (rounded to the nearest whole share) on each of the _____, ____ and ______ anniversaries of the Date of Grant and with respect to the remaining shares of Common Stock subject to the Option on the _____ anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such time. Once this Option has become exercisable, it shall continue to be exercisable until the earlier of the termination of the Participant’s rights hereunder pursuant to Sections 3, 4, 5 or 6 or the Expiration Date. A partial exercise of this Option shall not affect the Participant’s right to exercise this Option with respect to the remaining shares of Common Stock, subject to the conditions of the Plan and this Agreement.

(ii)       Change in Control. Notwithstanding the foregoing, in the event a Change in Control occurs and no provision is made for the continuance, assumption or substitution of the Option by the Company or its successor in connection with a Change in Control, then, the Option shall become exercisable in full, to the extent not exercisable previously, on the earlier of the Control Change Date or the date the Option is to be terminated in connection with the Change in Control, provided the Participant has remained continuously employed by, or providing service to, the Company or any Affiliate from the Date of Grant until such time.

(iii)      Death or Disability. Notwithstanding the foregoing, this Option also shall become exercisable in full, to the extent not then previously exercisable, in the event the Participant’s employment or service with the Company and its Affiliates is terminated as a result of the Participant’s death or Disability. The Committee, in its sole discretion, shall determine whether the Participant has a Disability for purposes of this Agreement.

(iv)      Termination without Cause. Notwithstanding the foregoing, this Option also shall become exercisable in full, to the extent not then previously exercisable, in the event the Participant’s employment or service with the Company and its Affiliates is terminated by the Company or any Affiliate involuntarily and without Cause.

(c)          Method of Exercise and Payment for Shares. This Option shall be exercised by delivering written notice of exercise, along with the Option price for the portion of the Option being exercised and all applicable tax withholdings, to the attention of the Company’s Secretary at the Company’s address specified in Section 10. The exercise date shall be the date of delivery. The Participant shall pay the Option price and all applicable tax withholdings in cash or cash equivalent acceptable to the Committee. However, the Committee in its discretion may, but is not required to, allow the Participant to pay the Option price and tax withholdings (i) by surrendering shares of Common Stock the Participant already owns, (ii) by a cashless exercise through a broker, (iii) by means of a “net settlement” procedure, (iv) by such other medium of payment as the Committee shall authorize or (v) by any combination of the allowable methods of payment set forth herein.

(d)         Transferability. Except as provided herein, this Option is nontransferable and, during the Participant’s lifetime, only the Participant may exercise this Option. Notwithstanding the foregoing, this Option may be transferred by will or the laws of descent and distribution, and during the Participant’s lifetime, may be transferred by the Participant to immediate family members or trusts or other entities on behalf of the Participant and/or immediate family members or for charitable donations. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer. Any transferee to whom this Option is transferred shall be bound by the same terms and conditions that governed this Option during the time it was held by the Participant (which terms and conditions shall still be read from the perspective of the Participant); provided, however, that the transferee may not transfer this Option except by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document that the Participant executes and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the transfer. No right or interest of the Participant or any transferee in this Option shall be liable for, or subject to, any lien, obligation or liability of the Participant or any transferee.

3.             Exercise in the Event of Death or Disability. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to Section 2(b) as of the date the Participant ceases to be employed by or provide services to the Company and its Affiliates as a result of the Participant’s death or Disability prior to the Expiration Date and the termination of the Participant’s rights under Sections 4, 5 or 6. In that event, this Option may be exercised by the Participant, the Participant’s estate, or the person or persons to whom the Participant’s rights under this Option shall pass by will or the laws of descent and distribution, for the remainder of the period preceding the Expiration Date or within twelve (12) months after the date the Participant ceases to be employed by or provide services to the Company and its Affiliates as a result of the Participant’s death or Disability, whichever period is shorter.

4.             Exercise After Retirement. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to Section 2(b) as of the date the Participant ceases to be employed by, or provide services to, the Company and its Affiliates as a result of the Participant’s Retirement prior to the Expiration Date and the termination of the Participant’s rights under Sections 3, 5 or 6. In that event, the Participant may exercise this Option for the remainder of the period preceding the Expiration Date or until the date that is twelve (12) months after the date the Participant ceases to be employed by, or provide services to, the Company and its Affiliates due to Retirement, whichever period is shorter.

5.             Exercise After Termination of Employment or Service. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to Section 2(b) as of the date the Participant ceases to be employed by, or provide services to, the Company and its Affiliates, if the Participant ceases to be employed by, or provide services to, the Company and its Affiliates other than as a result of the Participant’s death, Disability or Retirement and other than as the result of termination of service or employment by the Company or any Affiliate for Cause prior to the Expiration Date and the termination of the Participant’s rights under Sections 3, 4 or 6 of this Agreement. In that event, the Participant may exercise this Option for the remainder of the period preceding the Expiration Date or until the date that is ninety (90) days after the date Participant ceases to be employed by, or provide services to, the Company and its Affiliates, whichever period is shorter.

6.             Termination of Employment or Service for Cause. Notwithstanding any other provision of this Agreement, all rights hereunder will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant, and the Option will not be exercisable for any number of shares of Common Stock (even if the Option previously became exercisable), on and after the time the Participant is discharged from employment or service with the Company and its Affiliates by the Company or an Affiliate for Cause.

7.             Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

8.             Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock received upon exercise of this Option and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Option and for satisfying the Participant’s tax obligations with respect to the Option (including, but not limited to, any income or excise tax as resulting from the application of Code Section 409A), and the Company shall not be liable if this Award is subject to Code Section 409A.

9.             Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

10.           Change in Capital Structure. The terms of this Option shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

11.           Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Option, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	ConversionPoint Holdings, Inc.
840 Newport Center Drive, Suite 450
Newport Beach, CA 92660
Attention: Secretary

If to the Participant:

12.           Shareholder Rights. The Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to this Option until the issuance of the shares of the Common Stock upon exercise of the Option.

13.           No Right to Continued Employment or Service. Neither the Plan, the granting of this Option nor any other action taken pursuant to the Plan or this Option constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

14.           Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

15.           Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.           Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

17.           Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

18.           Code Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the Option be exempt from Code Section 409A de. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the Option is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Code Section 409A.

19.           Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

CONVERSIONPOINT HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT:

[Participant’s Name]

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